EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com

Del Frisco’s Restaurant Group, Inc. Announces Additional Synergies

and Cost Savings

G&A Cost Savings of $3.0 Million in 2019 and $5 Million on an Annualized Run-Rate Basis

IRVING, Texas, May 16, 2019 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s”) (NASDAQ: DFRG) today announced a reduction in force (“RIF”) that is expected to generate significant pre-tax general and administrative cost savings of approximately $3.0 million in 2019 and $5 million on an annualized run-rate basis. This brings the total expected synergies from the Barteca acquisition and other cost savings to approximately $15 million.

Norman Abdallah, Chief Executive Officer of Del Frisco’s, said, “We have identified additional synergy opportunities to enhance our efficiencies and streamline our teams now that we have moved past our recent development ‘peak’ of 15 restaurant openings in the space of 10 months. We have now opened six of our planned eight restaurant openings for 2019 and, with the Barcelona and bartaco integration nearly complete and new IT systems now in place ahead of our original schedule, we are making necessary adjustments to move forward in a more dynamic way that will not impact our future growth plans. There is no change to our long term disciplined growth target of 10% to 12% new restaurant openings every year, which we are firmly on track to hit in full year 2019.”

Abdallah continued, “Notably, these reductions in G&A provide immediate cost savings and are on top of the more than $10 million in integration benefits that we have previously identified to be realized by 2020 or 2021. A significant majority of these savings will be in place on a run rate basis by the end of 2019.”

Abdallah added, “A reduction in force is a difficult but necessary step and we are committed to treating impacted employees with respect and support through this period of change.”

The RIF will impact all levels of the organization in Del Frisco’s restaurant support center, the field across three of the four brands and our contract support. In total, approximately 12% to 15% of G&A positions will be impacted during Q2 and Q3 of 2019. Customary transition assistance will be provided to affected employees. Del Frisco’s expects to incur total non-recurring restructuring charges of approximately $0.3 million to $0.5 million on a pre-tax basis for severance payments and other termination costs.

With the completion of six of eight planned 2019 openings through the first half of 2019, there is stronger line of sight to full year pre-opening costs and capital expenditure. The Company is lowering its annual outlook for pre-opening costs to $4.5 million to $5.5 million (previous range was $5 million to $7 million). It also expects to be close to the middle of its guidance range of $25 million to $35 million in capital expenditure with improved capital cost management, notably at the Barcelona and bartaco brands.

Abdallah concluded, “With respect to the strategic alternatives review process announced in December 2018, our board of directors continues to work with Piper Jaffrey & Co., our financial advisor, and Kirkland & Ellis LLP, our legal advisor, in a diligent manner.” No assurances can be made that the review will result in any particular outcome.

About Del Frisco’s Restaurant Group, Inc.

Based in Irving, Texas, Del Frisco’s Restaurant Group, Inc. is a collection of 78 restaurants across 17 states and Washington, D.C., including Del Frisco’s Double Eagle Steakhouse, Del Frisco’s Grille, Barcelona Wine Bar, and bartaco.

Del Frisco’s Double Eagle Steakhouse creates an environment where our guests can celebrate life through cuisine that is bold and innovative, award-winning wine lists, hand crafted specialty cocktails and superior hospitality with each dining occasion. Del Frisco’s Grille is modern, inviting, stylish, and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Barcelona serves tapas, both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, www.BarcelonaWineBar.com, and www.bartaco.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors leading thereto may include, without limitation, uncertainties as to the timing and scope of the reduction in force plan and the amount and timing of related costs, the structure, terms, and timing of any strategic transaction resulting from the strategic review and whether it will be completed, the impact of any such strategic transaction on Del Frisco’s, whether the strategic benefits of any such strategic transaction can be achieved, general economic conditions, conditions in the markets that the Company is engaged in, behavior of customers, suppliers, and competitors, and the legal and regulatory rules affecting Del Frisco’s. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may,” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations, or other characterizations of future events, circumstances, or results, including all statements related to the review of strategic alternatives for Del Frisco’s, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Del Frisco’s Annual Report on Form 10-K for the year ended December 25, 2018 under headings such as “Forward-Looking Statements”, “Risk Factors”, and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events.